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                                                           EXHIBIT (d)(2)(G)(ii)


                                AMENDMENT TO THE
                        INVESTMENT SUB-ADVISORY AGREEMENT

                         Effective as of August 10, 2004

The Investment Sub-Advisory Agreement dated as of March 1, 2002 by and among WM Advisors, Inc., Trust II and Columbia Management Advisors (the "Agreement") is hereby amended as follows:

      1. Paragraph 2 of the Agreement is amended by adding the following after the second sentence thereof:

The Sub-Advisor has responsibility for providing investment services and advice only with respect to such discrete portion of the Fund as may from time to time be allocated to the Sub-Advisor by WM Advisors.

      2. Paragraph 2 of the Agreement is amended by adding the following to the end thereof:

The Sub-Advisor will not consult with any other sub-advisors of any other funds within the Trust (or any sub-advisors with respect to any other portion of the Fund) concerning the transactions in securities or other assets of the Fund or any other funds of the Trust other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

      3. This amendment shall become effective on August 10, 2004, shall continue so long as the Agreement remains in effect and shall terminate automatically upon termination of the Agreement.

      4. Except as otherwise amended by this amendment agreement, the provisions of the Agreement are ratified and confirmed by the parties.

WM ADVISORS, INC.                        TRUST II, on behalf of its Growth
                                         Fund series

By:   ____________________________       By:   _________________________________
Name: William G. Papesh                  Name: John T. West
Title: President                         Title: First Vice President

COLUMBIA MANAGEMENT ADVISORS

By:   ____________________________       Date: _________________________________
Name:
Title: